UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

February 24, 2010

REAL VALUE ESTATES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53466	26-1616719
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3970 Casa Blanca Road

Reno, Nevada, 89502

Address of principal executive offices)

775-200-0505

 (Registrant's telephone number, including area code)

3/11 Trumpeldor St.

Holon, Israel 52871

 (Former Name or Former Address, if Changed Since Last Report)

Copies to:

The Sourlis Law Firm

Virginia K. Sourlis, Esq.

214 Broad Street

Red Bank, New Jersey 07701

Tel: (732) 530-9007

Fax: (732) 530-9008

www.SourlisLaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 24, 2010, the Registrant entered into a series of stock purchase agreements (collectively, the “Agreements”).  Each Agreement was by and among the Registrant, a certain selling stockholder (the “Seller”) of the Registrant and certain buyer of the common stock of the Registrant held by the corresponding Seller (the “Buyer”).  Pursuant to the Agreements, the Sellers sold and aggregate of 5,000,000 restricted shares of common stock of the Registrant, representing approximately 78.37% of the issued and outstanding shares of common stock of the Registrant, at a purchase price of $0.05 per share, for an aggregate purchase price of $250,000 (the “Purchase Price”). Such transactions are collectively referred to herein as the “Transaction.”

Item 5.01 Changes in Control of the Registrant

Upon the consummation of the Transaction, the Buyers collectively own an aggregate of 5,000,000 shares of common stock of the Registrant,  representing approximately 78.37% of the issued and outstanding shares of common stock of the Purchaser, thereby effecting a change in control of the Registrant.  Also, as further described in Item 5.02 below, pursuant to the terms and conditions of the Agreements, upon the consummation of the Transaction, the Board of Directors appointed Mr. Donald Lynch as a member of the Board of Directors of the Registrant and Treasurer and Secretary of the Registrant and Mr. Peter Matousek as a member of the Board of Directors and President of the Registrant. Marina Karpilovski, the Registrant’s President and Director, resigned; and Michael Zazkis, the Registrant’s Secretary, Treasurer and Director, resigned.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Upon the consummation of the Transaction, the Board of Directors appointed Mr. Donald Lynch as a member of the Board of Directors of the Registrant and Treasurer and Secretary of the Registrant and Mr. Peter Matousek as a member of the Board of Directors and President of the Registrant. Marina Karpilovski, the Registrant’s President and Director, resigned; and Michael Zazkis, the Registrant’s Secretary, Treasurer and Director, resigned.

The new members of the Board of Directors of the Registrant will hold office for a period of one year or until his successor is elected and qualified. The Officers of the Registrant are appointed by the Board of Directors of the Registrant and hold office until their death, resignation or removal from office. The Registrant’s directors and executive officers, their ages, positions held are as follows:

Name:	Age:	Position:
Mr. Donald Lynch	78	Director, Treasurer and Secretary
Mr. Peter Matousek	45	Director, President

Business Experience of New Appointees

Mr. Donald Lynch.

Donald Lynch worked as an Educator and Guidance Counselor for 30 years in the New York School system until he retired in 1986. During that time and since his retirement, he has been actively investing for more than 40 years in companies and the stock market. He earned a Bachelor of the Arts from the University of Oklahoma in Business Education, and received a Masters from New York University in Administration. Mr. Lynch is a Veteran of the Korean War, and enjoys spending his free time with his family.

Mr. Peter Matousek.

Peter Matousek has been a proud member of the United States Navy for seven years and a Veteran of Foreign War who recently served during Operation Iraqi Freedom. Besides his military duty, Peter has been involved with private and publicly traded companies in different capacities, such as public and investor relations, consultant, director, officer and CEO. He has been a frequent contributor to charitable organizations, such as Ministries to Mexico and recently donated to the erection of a local War Heroes Memorial.

Peter attended University of Maryland University College and Warner Pacific College. He has earned degrees in Associates of Arts and Bachelors of Business Administration.

Involvement in Certain Legal Proceedings

None of our executive officers or directors has, during the past five years:

(a)

Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)	Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)

Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

(d)

Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Certain Relationships and Related Party Transactions

We have not entered into any arrangements which are considered transactions with related persons.

Family Relationships amongst Directors and Officers

None of our officers or directors are related by blood or marriage.

Compensatory Arrangements

There is no material plan, contract or arrangement, including but not limited to a compensatory plan, contract or arrangement (whether or not written), to which Mr. Donenfeld is a party or which he participates.

Item 9.01 Financial Statements and Exhibits

Exhibit No.:	Description:
10.1	Stock Purchase Agreement, dated February 24, 2010, by and among Real Value Estates, Inc., Michael Zazkis and Peter Matousek
10.2	Stock Purchase Agreement, dated February 24, 2010, by and among Real Value Estates, Inc., Marina Karpilovski and Donald Lynch

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 2, 2010

REAL VALUE ESTATES, INC. BY: /S/ Donald Lynch —————————————— Name: Donald Lynch Title: Treasurer and Secretary